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  EXHIBIT 99.1

               Certain Factors Regarding Future Results

               Information provided by the Company or its spokespersons may from time to time contain forward-looking statements concerning projected financial performance, market and industry segment growth, product development and commercialization or other aspects of future operations. Such statements will be based on the assumptions and expectations of the Company's management at the time such statements are made. The Company cautions investors that its performance (and, therefore, any forward-looking statement) is subject to risks and uncertainties. Various important factors including, but not limited to, the following may cause the Company's future results to differ materially from those projected in any forward-looking statement.

               POTENTIAL FLUCTUATIONS IN OPERATING RESULTS: The Company may experience significant fluctuations in future quarterly operating results. Fluctuations may be caused by many factors, including the timing of new product releases or product enhancements by the Company or its competitors; the size and timing of individual orders, including a fluctuation in the demand for and the ability to complete large contracts; software errors or other product quality problems; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; reduction in demand for the Company's products; changes in operating expenses; changes in the mix of software license and maintenance and service revenue; personnel changes and general economic conditions. A substantial portion of the Company's operating expenses is related to personnel, facilities and marketing programs. The level of personnel and related expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectation for future revenue. The Company does not typically experience significant order backlog. Further, the Company has often recognized a substantial portion of its revenue in the last month of a quarter, with this revenue frequently concentrated in the last weeks or days of a quarter. During certain quarterly periods, the Company has been dependent upon receiving large orders of perpetual licenses involving the payment of a single up-front fee and, more recently, has shifted the business emphasis of its products to provide a collaborative solution to the Company's customers. This emphasis has increased the Company's average order size and increased the related sales cycle time for the larger orders and may have the effect of increasing the volatility of the Company's revenue and profit from period to period. As a result, product revenue in any quarter is

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               substantially dependent on sales completed in the latter part of that quarter, and revenue for any future quarter is not predictable with any significant degree of accuracy.

               STOCK MARKET AND STOCK PRICE VOLATILITY: Market prices for securities of software companies have generally been volatile. In particular, the market price of the Company's common stock has been and may continue to be subject to significant fluctuations as a result of factors affecting the Company, the software industry or the securities markets in general. Such factors include, but are not limited to, declines in trading price that may be triggered by the Company's failure to meet the expectations of securities analysts and investors. The Company cannot provide assurance that in such circumstances the trading price of the Company's common stock will recover or that it will not experience a further decline. Moreover, the trading price could be subject to additional fluctuations in response to quarter-to-quarter variations in the Company's operating results, material announcements made by the Company or its competitors, conditions in the software industry generally or other events and factors, many of which are beyond the Company's control.

               RAPIDLY CHANGING TECHNOLOGY; NEW PRODUCTS; RISK OF PRODUCT
               DEFECTS: The markets for the Company's products are generally characterized by rapidly changing technology and frequent new product introductions that can render existing products obsolete or unmarketable. A major factor in the Company's future success will be its ability to anticipate technological changes and to develop and introduce, in a timely manner, enhancements to its existing products and new products to meet those changes. If the Company is unable to introduce new products and respond quickly to industry changes, its business, financial condition and results of operations could be materially adversely affected. The introduction and marketing of new or enhanced products require the Company to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace or that it will successfully manage the transition from existing products. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released, and the likelihood of errors is increased as a result of the Company's commitment to accelerating the frequency of its product releases.
                 There can be no assurance that errors will not be found in new or enhanced products after commencement

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               of commercial shipments. Any of these problems may result in the loss of or delay in market acceptance, diversion of development resources, damage to the Company's reputation or increased service and warranty costs, any of which could have a materially adverse effect on the Company's business, financial condition and results of operations.

               DEPENDENCE ON DISTRIBUTORS: The Company continues to distribute most of its products through its global network of 30 independent, regional ASDs. The ASDs sell ANSYS and DesignSpace products to new and existing customers, expand installations within their existing customer base, offer consulting services and provide the first line of technical support. The ASDs have more immediate contact with most customers who use ANSYS software than does the Company. Consequently, the Company is highly dependent on the efforts of the ASDs. Difficulties in ongoing relationships with ASDs, such as delays in collecting accounts receivable, failure to meet performance criteria or to promote the Company's products as aggressively as the Company expects and differences in the handling of customer relationships could adversely affect the Company's performance. Additionally, the loss of any major ASD for any reason, including an ASD's decision to sell competing products rather than the Company's products, could have a materially adverse effect on the Company. Moreover, the Company's future success will depend substantially on the ability and willingness of its ASDs to continue to dedicate the resources necessary to promote the Company's products and to support a larger installed base of the Company's products. If the ASDs are unable or unwilling to do so, the Company may be unable to sustain revenue growth.

                    COMPETITION: The CAD, CAE and computer-aided manufacturing
               ("CAM") markets are intensely competitive. In the traditional CAE market, the Company's primary competitors include MSC.Software Corporation and ABAQUS Inc. (formerly Hibbitt, Karlsson and Sorenson, Inc.) The Company also faces competition from smaller vendors of specialized analysis applications in fields such as computational fluid dynamics. In addition, certain integrated CAD suppliers such as Parametric Technology Corporation, Electronic Data Systems Corporation and Dassault Systemes provide varying levels of design analysis, optimization and verification capabilities as part of their product offerings. The entrance of new competitors would likely intensify competition in all or a portion of the overall CAD, CAE and CAM markets. Some of the Company's current and possible future competitors have greater financial, technical, marketing and other resources than the Company, and some have well established relationships with current and potential customers of the Company. It is also possible that alliances among competitors may emerge and rapidly

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               acquire significant market share or that competition will
               increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced profitability and loss of market share, any of which would materially adversely affect the Company's business, financial condition and results of operations.

               DEPENDENCE ON SENIOR MANAGEMENT AND KEY TECHNICAL PERSONNEL: The Company is highly dependent upon the ability and experience of its senior executives and its key technical and other management employees. Although the Company has an employment agreement with one executive, the loss of this employee, or any of the Company's other key employees, could adversely affect the Company's ability to conduct its operations.

               RISKS ASSOCIATED WITH INTERNATIONAL ACTIVITIES: A significant portion of the Company's business comes from outside the United States of America. Risks inherent in the Company's international business activities include imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. Effective patent, copyright and trade secret protection may not be available in every foreign country in which the Company sells its products. The Company's business, financial condition and results of operations could be materially adversely affected by any of these risks.
                 Additionally, countries in certain international regions have continued to experience weaknesses in their currency, banking and equity markets. These weaknesses could adversely affect consumer demand for the Company's products and ultimately the Company's financial condition or results of operations.
                 In November 2000, the United States enacted the FSC Repeal and
               Extraterritorial Income Exclusion Act (the "Act") in response to a challenge from the World Trade Organization ("WTO") that the existing tax benefits provided by foreign sales corporations were prohibited tax subsidies. The Act generally repeals the foreign sales corporation and implements an extraterritorial income ("ETI") tax benefit. Recently, the European Union stated that it did not believe the ETI provisions bring U.S. tax law into WTO-compliance and asked the WTO to rule on the matter. On August 30, 2002, the WTO ruled that the European Union may impose up to $4 billion per year in retaliatory duties against U.S. exports. As a result, there may be further related changes to U.S. export tax law in connection with this ruling. In 2001, export benefits reduced the Company's effective tax rate by 6.6%. Any such prospective changes regarding tax benefits

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               associated with the Company's export sales may adversely impact the Company's effective tax rate and decrease its net income in future periods.

               DEPENDENCE ON PROPRIETARY TECHNOLOGY: The Company's success is highly dependent upon its proprietary technology. Although the Company was awarded a patent by the U.S. Patent and Trademark Office for its web-based reporting technology, the Company generally relies on contracts and the laws of copyright and trade secrets to protect its technology. Although the Company maintains a trade secrets program, enters into confidentiality agreements with its employees and distributors and limits access to and distribution of its software, documentation and other proprietary information, there can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently. Although the Company is not aware that any of its technology infringes upon the rights of third parties, there can be no assurance that other parties will not assert technology infringement claims against the Company, or that, if asserted, such claims will not prevail.

               INCREASED RELIANCE ON PERPETUAL LICENSES: The Company has historically maintained stable recurring revenue from the sale of monthly lease licenses and noncancellable annual leases for its software products. More recently, the Company has experienced an increase in customer preference for perpetual licenses that involve payment of a single up-front fee and that are more typical in the computer software industry. While revenue generated from monthly lease licenses and noncancellable annual leases currently represents a portion of the Company's software license revenue, to the extent that perpetual license revenue continues to represent a significant percentage of total software license revenue, the Company's revenue in any period will increasingly depend on sales completed during that period.

               RISKS ASSOCIATED WITH ACQUISITIONS: The Company has consummated and may continue to consummate certain strategic acquisitions in order to provide increased capabilities to its existing products, enter new product and service markets or enhance its distribution channels. The ability of the Company to integrate the acquired businesses, including delivering sales and support, ensuring continued customer commitment, obtaining further commitments and challenges associated with expanding sales in particular markets and retaining key personnel, will impact the success of these acquisitions. If the Company is unable to properly and timely integrate the acquired businesses, there could be a materially

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               adverse effect on the Company's business, financial condition and results of operations.

               GENERAL ECONOMIC TRENDS: As the Company has grown, it has become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. As a result of the current economic slowdown, many companies are delaying or reducing technology purchases, which has had an impact on the Company's visibility into the closing of new business, as opposed to our recurring business. This slowdown has also contributed to, and may continue to contribute to, reductions in sales, longer sales cycles and increased price competition. Each of these items could adversely affect the Company's sales and net income in future periods.

               GENERAL CONTINGENCIES: The Company is subject to various investigations, claims and legal proceedings from time to time that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company.

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